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                                                                  EXHIBIT 99.B13




                            STRONG <<FUND>>, INC. -

                          STOCK SUBSCRIPTION AGREEMENT

To the Board of Directors of Strong <<FUND>>, Inc.:

         The undersigned purchaser (the "Purchaser") hereby subscribes to __________ shares (the "Shares") of common stock, _______ par value (the "Common Stock"), of Strong <<FUND>>, Inc. - in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of
___________________________________.

         It is understood that a certificate representing the Shares shall be issued to the undersigned upon request at any time after receipt by you of payment therefore, and said Shares shall be deemed fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as interpreted by courts of competent jurisdiction, or any successor provision to said Section 180.0622(2)(b).

         The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.

         Dated and effective this _____ day of __________________, 199__.

                        Strong Capital Management, Inc.


                               By: _________________________

                                    Officer


                                   ACCEPTANCE

         The foregoing subscription is hereby accepted. Dated and effective as of this _____ day of ________________, 199__.

                               STRONG <<FUND>>, INC.


                               By: _________________________

                                     Officer



                               Attest: _____________________

                                         Officer